Exhibit 5.0


November 3, 2000


Securities and Exchange Commission
Washington, D.C.

     Re: Montana Acquisition Corporation

To Whom it May Concern:

     We have acted as counsel for Montana Acquisition Corporation (the "Corporation") in connection with the registration with the Securities and Exchange Commission, pursuant to Form SB-2, of Ten Thousand (10,000) shares and common stock of the Corporation (the "Shares"), at a price of $1.00 per share, for sale in the Corporation's proposed public offering (the "Offering").

     All capitalized terms used in this opinion that are not otherwise defined herein shall, unless the context requires otherwise, have the meaning set forth in the Form SB-2. As used in this opinion letter, the phrase "our knowledge" means the actual knowledge (that is, the conscious awareness of facts or other information) of lawyers in our firm who have given substantive legal attention to representing the Corporation in connection with the Offering.

     We have examined an executed original of the Form SB-2 and certified copies of the proceedings of the Corporation authorizing the execution and delivery of the Form SB-2. In addition, we have examined such other documents and made such investigation and such examination of law as we have deemed necessary or appropriate for the purposes of the following opinion.

     In our examination of the foregoing materials, we have assumed the authenticity and completeness of all documents submitted to us as originals, the conformity with original documents of all documents submitted to us as certified, telecopied, photostatic or reproduced copies, the genuineness of all signatures (whether original or photostatic) except the signatures of persons acting in behalf of the Corporation and the correctness of public files, records, certificates and information of, or furnished by, government or regulatory agencies or authorities, except where we have specific knowledge to the contrary. This opinion letter also is governed by, and to the extent not inconsistent with any of the foregoing, shall be qualified by, and interpreted in accordance with, the Legal Opinion Accord of the American Bar Association Section of Business Law.

     For purposes of this opinion, we have relied as to factual matters solely upon representations made to us by the Corporation, our examination of public files, records, certificates and information of, or furnished by, government or regulatory agencies or authorities, our examination of records and information in our files, and our knowledge of matters relating to the Corporation. We have not

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made   any   independent    investigations   of   the   Corporation's    factual
representations. Nothing has come to our attention, however, that causes us to doubt the accuracy of such representations.

     Based upon and subject to the foregoing and to the limitations and qualifications stated below, we are of the opinion that:

     1. The Corporation is a corporation duly incorporated and validly existing and in good standing under the laws of the State of Delaware.

     2. The Corporation has full corporate powers to own its property and conduct its business, as such business is described in the prospectus.

     3. The Corporation is qualified to do business as a foreign corporation in good standing in every jurisdiction in which the ownership of property and the conduct of business requires such qualification.

     4. The Shares are authorized but unissued.

     5. The Shares being registered for sale by the Corporation, when issued and sold pursuant to this Registration Statement will be legally issued, fully paid and non-assessable and there will be no personal liability to the owners thereof.

                                        Very truly yours,



                                        Whiteman Osterman & Hanna


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